UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in charter)

Delaware	0-50209	04-3372948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2006, Boston Properties Limited Partnership (the “Company”), through one of its wholly owned subsidiaries, entered into a Purchase and Sale Agreement with Istithmar Building FZE (“Istithmar”), an affiliate of Istithmar PJSC, which is a private investment holding company based in Dubai, for the sale of the Company’s property located at 280 Park Avenue in New York City for approximately $1.2 billion in cash. 280 Park Avenue is a Class A office tower that contains approximately 1,179,000 net rentable square feet. The property is currently 100% leased. The Company estimates net proceeds from the sale of approximately $850 million, after defeasance of indebtedness secured by the property and the payment of transfer taxes, broker’s fees, revenue support payments to Istithmar that are described below and other customary closing costs that the Company is responsible for paying under the terms of the purchase and sale agreement.

The closing is currently expected to occur during the second quarter of 2006, subject to customary closing conditions and termination rights for transactions of this type. However, there can be no assurances that the closing will occur under the current timetable or at all. The closing is not conditioned upon either party obtaining any additional corporate or governmental approvals or Istithmar obtaining financing or performing or being satisfied with the performance of any due diligence investigations, other than those performed in connection with Istithmar obtaining title insurance for 280 Park Avenue.

Upon execution of the purchase and sale agreement, Istithmar was obligated to make a deposit of $50 million that will be credited to the purchase price at closing, or, if the closing does not occur for any reason other than a default by Istithmar, will be refunded to Istithmar. If the closing does not occur due to a default by Istithmar, then the deposit will serve as liquidated damages for the Company.

Under the purchase and sale agreement, the Company has agreed to enter into a master lease agreement with Istithmar at closing. Under the master lease agreement, the Company will guarantee that Istithmar receives at least a minimum amount of base rent from approximately 74,340 square feet of space during the ten-year period following the expiration of the current leases for this space. The current leases for this space are scheduled to expire at various times between June 2006 and October 2007. The aggregate amount of base rent guaranteed by the Company over the entire period from 2006 to 2017 is approximately $67.3 million. The Company’s guarantee obligations, which will be in the form of base rent payments to Istithmar, will be reduced by the amount of base rent payable, whether or not actually paid, under qualifying leases for this space that are obtained by the Company from prospective tenants. Istithmar will bear all customary leasing costs for this space, including tenant improvements and leasing commissions.

Under the purchase and sale agreement, the Company has also agreed to provide to Istithmar monthly revenue support from the closing date until December 31, 2008. The aggregate amount of the revenue support payments will be approximately $22.6 million.

As part of the transaction, Istithmar will engage the Company as the property manager and leasing agent for 280 Park Avenue for a one-year term that renews automatically. Either party will have the right to terminate this relationship at any time after the termination or expiration of the master lease agreement described above.

Item 8.01 Other Events.

On April 28, 2006, the underwriter of the Company’s registered public offering of 3.75% Exchangeable Senior Notes due 2036 exercised its over-allotment option to purchase an additional $50 million aggregate principal amount of the notes. Including the sale of these additional notes, the aggregate principal amount of 3.75% Exchangeable Senior Notes due 2036 sold by the Company in this offering will be $450 million. The sale of the additional notes is scheduled to be consummated on May 2, 2006.

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Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward- looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to transaction described above, Istithmar’s performance of its obligations under the purchase and sale agreement described above and the extent to which the Company will be able to obtain tenants for the space subject to the master lease and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward- looking statement whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: May 1, 2006	By:	/s/ Douglas T. Linde
Douglas T. Linde
Executive Vice President &
Chief Financial Officer